Exhibit 99.1

Faraday Future Announces Q2 Results: Record $1.35 Million Revenue in H1 2026; Robotics Enters New Phase of Revenue Acceleration with Positive Contribution Margin; Liability Down $100 Million YoY; Upgrades to “Four-Core Full-Stack AI” Strategy

●	Revenue surged to $836,000 in Q2 2026, a YoY 1,400%+ from $54,000 in Q2 2025, $1.35 million revenue in H1 2026 driven by expanding commercial deliveries and positive robot margins; cost of revenue dropped 57% YoY to $11.54 million and net loss narrowed 69% YoY to $38.96 million.

●	FF officially upgraded its robotics roadmap to the FF EAI “Four-Core Full-Stack AI” Ecosystem Strategy, integrating the EAI Brain, EAI Devices, Industry Productivity Solutions and Developer Platform, and EAI Data Factory, reflecting a vital market shift from standalone robotic hardware toward full-system, productivity-driven enterprise solutions.

●	By the end of the second quarter, the Company had reduced liability by more than $100 million year over year and plans to further accelerate debt reduction. FF has begun implementing a comprehensive debt-resolution plan to address legacy obligations, strengthen its balance sheet, and enable the robotics business to operate with greater flexibility and unlock its underlying capital-market value quickly.

●	The Company generated $76.37 million in net cash inflows from financing activities for the first six months of 2026, securing the operating runway needed to solidify its first-mover advantage in robotics, while advancing its Capital Value Restoration Plan to optimize its capital structure, significantly curb equity dilution, reduce liabilities, and officially regain full Nasdaq listing compliance.

●	Across its Four-Core Full-Stack AI Ecosystem, the Company expects to deepen the integration of NVIDIA’s technology stack with FF’s proprietary EAI Brain, robotics platform, and data infrastructure this year, advancing GR00T training and validation on embodied AI capabilities. The EAI Data Factory is expected to reach a monthly capacity of 2,100 qualified real-world data collection hours by the end of August and 20,000 hours by the end of December, for a full-year total of 50,000 hours. In Industry Productivity Solutions and the Developer Platform, the Company plans to scale standardized, replicable industry solutions across California, Texas, and the Eastern U.S. while opening robot capabilities, skills, and application platforms to a broader base of developers and partners. Building on the launch of the FF EAI Robotics Open Source and Open Developer Platform, the Company expects to build a portfolio of 100 skills, and a developer community of 200 members by the end of 2026.

●	Looking ahead, potentially benefiting from the new FCC policy environment, the Company is focused on establishing a sustainable revenue model and optimizing its balance sheet: driving continued revenue expansion and steady gross margin improvement across the Four-Core Full-Stack AI Ecosystem, led by commercial device shipments and accelerating monetization of the EAI robotics ecosystem; targeting cumulative shipments of more than 2,000 EAI robot units by year-end; and reducing total company liabilities to under $100 million within the next three to four quarters.

Los Angeles, CA (August 13, 2026) -- Faraday Future Intelligent Electric Inc. (Nasdaq: FFAI) (“FF”, “Faraday Future”, or the “Company”), a California-based global Embodied AI (EAI) ecosystem company, today announced financial results for its second quarter ended June 30, 2026, and provided updates on key operational and strategic developments.

“The second quarter of 2026 marked a major milestone as our robotic business is entering a new phase of revenue acceleration, with our strategy fully evolved into the ‘Four-Core Full-Stack AI’ ecosystem, cementing Faraday Future’s leading position in the U.S. Embodied AI robotics market,” said YT Jia, Global CEO of Faraday Future. “Driven by our ‘Built in USA’ initiative, localized data security, and full FCC policy alignment, we expanded our commercial scale while converting our technological first-mover advantage into market volume dominance. We have regained full Nasdaq listing compliance and achieved meaningful debt resolution, reflecting an integrated approach to clearing historical burdens, improving net equity, and establishing a lightweight legacy structure that empowers our core business.”

Jia added: “Looking ahead, we will continue our relentless focus on debt resolution and balance sheet optimization, laying a solid capital foundation for our next phase of growth. We are becoming the only complete, end-to-end robotics ecosystem enterprise in the United States, and establishing Faraday Future as the nation’s leader in Physical AI robotics education solutions. By continuing to scale our Four-Core flywheel, expanding our developer ecosystem, and executing our Capital Value Restoration Plan, we are positioned to drive sustainable profitability, lead the U.S. robotics transformation, and deliver long-term value for our stockholders.”

SECOND QUARTER 2026 HIGHLIGHTS

EAI Robotics Commercial Traction and Shipment Execution

The total cumulative sales and shipments of robotics units were 220 units for the quarter, with single-month sales and shipments reaching 105 units in June alone. The Company maintained its cumulative shipment target of 2,000 EAI robots by year-end.

The Company advanced strategic cooperation with Triple I Group to deploy its EAI devices in educational settings, while RobotShop confirmed drop-shipping support following procurement evaluations.

Upgraded the Three-in-One EAI Ecosystem to Four-Core Full-Stack AI Ecosystem

The Company officially upgraded its robotics roadmap from a Three-in-One model to the Four-Core Full-Stack AI Ecosystem Strategy, integrating the EAI Brain, EAI Devices, Industry Productivity Solutions and Developer Platform, and EAI Data Factory. Under this strategy, device deployment expanded across its six-product series and three form factors, including the launch of the industrial grade FF Faber mobile manipulator series.

Ecosystem software and data platforms also achieved key execution milestones. The EAI Data Factory platform completed its commercial closed loop during the quarter, generating initial sample payments. Customer engagement remains strong. FF launched its Open Developer Platform with open SDK and API interfaces, established California’s first education innovation lab, and onboarded Sequoia Education Center as a flagship partner.

Regulatory Alignment and Established “Built in USA” Program

Recent FCC guidance restricting non-compliant foreign robotics in the domestic market has strengthened Faraday Future’s competitive positioning. Operating as a domestic enterprise with full FCC certifications across its product lineup, the Company launched its Global Value-Chain Partner Recruitment Initiative to serve as a compliant gateway for global component suppliers and OEMs expanding into the United States.

FF is uniquely positioned to capitalize on this historic strategic opportunity through its seven core competitive advantages: the “Full-Form FF EAI Robot World” built around six major product series and the “One Brain, Multiple Forms” and “Multiple Forms, Multiple Capabilities” strategies; the “Four-Core Full-Stack AI” ecosystem integrating the EAI Brain, EAI Devices, Industry Productivity Solutions & Developer Platform, and EAI Data Factory; its “5+1” ecosystem-based direct-sales and user co-creation system spanning key customer touchpoints; its compliance capabilities as a U.S.-based company; its data-driven evolutionary flywheel powered by large-scale deployment and real-world data; its asset-light, operationally lean financial model focused on positive product gross margins and payment-before-delivery discipline; and its differentiated capital value, supported by the potential standalone value-unlocking path for its robotics business.

The Company accelerated its three-phase “Built in USA Acceleration Program”, potentially moving from localized AI platform integration into Assembled in USA and Made in USA manufacturing. Under its Global Bridge Strategy, all R&D, operations, continuous model iterations, and data storage for the EAI Brain, Data Factory, and Developer Platform aim to remain localized within the United States to ensure complete regulatory compliance while integrating global supply chains for final device delivery.

Capital Structure Optimization and Legacy Debt Resolution

Faraday Future executed a series of decisive capital markets and balance sheet initiatives driven by the Company’s conviction that the true commercial value of its EAI robotics business is significantly higher than what is currently reflected in the Company’s market capitalization. To unlock this value, the Company’s debt solution program is advancing along two parallel tracks consisting of combining operating debt reduction with capital-structure optimization. As of the end of the second quarter, excluding the liability for the new fundings below, the actual debt reduction exceeded $100 million. This included an approximately $61 million reduction in total liabilities, which decreased to approximately $278 million at second quarter from approximately $340 million at the end of the second quarter of 2025. Regarding the financings disclosed, $42.5 million was deposited into accounts subject to deposit account control agreements and was classified as restricted cash as of June 30, 2026.

FF is systematically clearing historical operating burdens while establishing long-term debt management and internal control mechanisms.

In parallel, the Company took aggressive steps to optimize its broader capital structure, secure operating liquidity, and protect stockholder equity. FF secured $70 million in cumulative new institutional commitments, permanently canceled approximately 49.9 million Class A warrants since December 2025, and amended its $82 million convertible note agreement to eliminate VWAP-based pricing conditions and most warrant issuances.

Following a 1-for-150 reverse stock split effective July 24, 2026, the Company received formal confirmation from Nasdaq that it has regained full minimum bid price compliance. Removing legacy obligations across both operating and capital levels provides a cleaner, highly flexible balance sheet that enables the robotics business to accelerate commercial deployment while actively evaluating independent capital strategies, including standalone financing and a potential independent public listing roadmap.

Enterprise AI Systems and Corporate Governance

The Company continued advancing its AI governance framework, refining management structures across AI application governance, risk classification, token cost visualization, and lifecycle data management. Operational processes were deepened through AI integration to advance workflow automation, productivity evaluation, task tracking, and cross-departmental knowledge sharing.

On compliance and internal controls, FF elevated its risk management, cybersecurity governance, and information disclosure systems. These optimizations strengthen privacy controls, improve cross-functional auditability, and ensure regulatory adaptability as the Company scales operations.

RESULTS FOR SECOND QUARTER 2026

●	Revenue: For the second quarter of 2026, total revenue reached $836,000, representing an increase of over 1,400% compared to $54,000 in the second quarter of 2025 and bringing cumulative first-half revenue to $1.35 million.

●·	Cost of Revenue: Decreased 57% year-over-year from $26.91 million in Q2 2025 to $11.54 million in Q2 2026.

●·	Net Loss: $38.96 million for the second quarter of 2026, representing a 69% decrease from $124.7 million in Q2 2025, marking an $85.71 million year-over-year bottom-line improvement driven by revenue contribution, healthier product contribution margin, structural cost optimization and disciplined operating expense management.

●·	Total Stockholders’ Equity: $1.41 million as of June 30, 2026, maintaining a positive equity position.

2026 OUTLOOK

Looking ahead, the second half of 2026 represents a critical period of operational scaling, regulatory alignment, and capital discipline as Faraday Future advances its Five Key Transformations across finance, strategy, business operations, capital structure, and AI systems. With its robotics roadmap formally expanded to the Four-Core Full-Stack AI Ecosystem Strategy, the Company is concentrating its resources on commercial revenue expansion, domestic assembly execution, systematic debt resolution, and establishing a clear trajectory toward sustainable profitability.

Financial Outlook

Embodied AI (EAI) Robotics serves as Faraday Future’s primary near-term commercial engine. Driven by rising demand across four key commercial sectors, Education, Industrial Applications, Security Inspection, and Existing Core Commercial Markets, the Company is targeting cumulative shipments of more than 2,000 EAI robot units by year-end.

Moving into the second half of 2026, our financial strategy is focused on establishing a sustainable revenue model and achieving balance optimization through three primary pillars:

Revenue and Ecosystem Growth – Accelerate the growth of all businesses across our Four-Core Full-Stack AI Ecosystem strategy, driving continued revenue expansion and steady improvement in overall gross margin, driven primarily by commercial device shipments and accelerating monetization of our EAI robotics ecosystem.

Liability Reduction – We reemphasize our clear debt resolution target to reduce total company liabilities to under $100M within the next three to four quarters, providing continued support for the growth of our robotics business.

Operating Cash Flow Optimization – We are building a differentiated growth model based on our strategic upgrades to continuously optimize operating cash flow. This approach supports near-term cash flow generation with limited additional capital investment, while backing our long-term ecosystem expansion.

Four-Core Full-Stack AI Ecosystem: Integrating Devices, Brain, Data, and Productivity Solutions

Building on its initial commercial traction, the Company is executing its expanded “Four-Core Full-Stack AI” framework, unifying EAI Devices, the EAI Brain, Industry Productivity Solutions and Developer Platform, and the EAI Data Factory. This integrated architecture allows Faraday Future to monetize the entire hardware, software, data, and service lifecycle.

On the EAI Devices front, we are accelerating deployment across key verticals including education, industrial, and security/inspection, continuously expanding the robotics product portfolio and scaling commercial deliveries.

The EAI automotive business remains one of FF’s core businesses and an important component of the Company’s overall EAI strategy. The Company will proceed with a highly disciplined and prudent approach, strictly aligning the pace of execution and capital deployment with the availability of dedicated funding, and will not accelerate the business unless and until sufficient funding has been secured. Meanwhile, FF will align its execution with the development plans and progress of its strategic partners.

On the EAI Brain front, the Company expects to further deepen the integration of NVIDIA’s technology stack with FF’s proprietary EAI Brain, robotics platform, and data infrastructure over the course of this year. We will continue advancing GR00T training and validation on embodied AI capabilities including complex grasping and multi-step manipulation, while driving SONIC technology from simulation-based training toward full body robot control on real hardware and cross platform migration across different robot form factors.

On the EAI Data Factory front, the Company will further close the complete loop encompassing real-world robot data collection, training, evaluation, deployment, and continuous learning. This will accelerate the formation of a self-reinforcing flywheel — “Device → Data → Brain → Solution → Device” — and build an embodied AI technology framework that is quantifiable, continuously iterable, and scalable across diverse robot morphologies, providing core technical support for the ongoing evolution of our autonomous EAI Brain, industry solutions, and the broader Four-Core Full-Stack AI Ecosystem. The EAI Data Factory is expected to reach a monthly production capacity of 2,100 qualified real-world data collection hours by the end of August, 20,000 hours by the end of December, and a total of 50,000 hours of data collection for the full year.

On the Industry Productivity Solutions and Developer Platform front, we are building standardized, replicable, and scalable industry solutions to enhance customer value and return on investment (ROI), with planned geographic expansion across California, Texas, and the Eastern U.S. within the year. Concurrently, we are continuously strengthening the developer ecosystem by opening up robot capabilities, skills, and industry application platforms to attract more developers and partners to co-build the robotics application ecosystem.

For the Developer Platform, we completed a full business closed loop, deploying our EAI Soul framework, Brain Block modular architecture, open SDK, and API interfaces in the second quarter. We officially launched the FF EAI Robotics Open Source and Open Developer Platform, featuring both General and Youth Developer Editions alongside four core developer tools. For the remainder of 2026, we are continuing to streamline our product portfolio to prioritize robotics products with clear commercialization potential and positive unit economics. Supported by expanding demand across our key use cases, specifically education, by the end of 2026, we aim to ship more than 2,000 EAI robot units, expand our portfolio to 100 skills, and grow our developer community to 200 members. Together with real-world data collection across multiple use cases, these efforts will lay a solid foundation for larger-scale shipments and broader data collection in the years ahead.

Manufacturing & Product Compliance: Accelerating “Built in USA” Phase 2

In manufacturing and mobility, the Company is advancing its domestic production strategy into Phase 2, aiming to transition from localized AI platform integration to “Assembled in USA” manufacturing. This domestic footprint reinforces supply chain resilience, shortens delivery timelines, and directly leverages recent regulatory actions—such as new FCC equipment authorization policies and evolving ICTS standards restricting foreign-produced robotics—positioning Faraday Future as a trusted, fully compliant supplier of Physical AI hardware in the United States.

Across both its vehicle and robotics portfolios, Faraday Future continues to optimize its product roadmap, prioritizing high-margin offerings characterized by near-term commercial viability, rapid monetization, and positive unit-level economics.

Capital Strategy: Capital Value Restoration Plan and Debt Resolution

From a capital perspective, Faraday Future is aggressively pursuing its Capital Value Restoration Plan to enhance capital efficiency, curb equity dilution, resolve legacy liabilities, and rebuild stockholder trust. Key Initiatives:

●	Exploring Standalone Financing and Public Listing for the Robotics Business – We are actively evaluating independent financing and potential public listing opportunities for our robotics segment. Such a move would secure dedicated growth capital for our EAI ecosystem, reduce equity dilution at the FFAI level, and directly benefit our stockholders.
●	Accelerating Historical Debt Resolution – Our total liabilities at the end of the second quarter of 2026 declined by more than $100 million compared with the same period in 2025, excluding the $42.5 million in restricted cash received from financing and its corresponding liability. We are targeting a further reduction to below $100 million over the next three to four quarters, and we have committed that any new capital raised will be allocated primarily to robotics business development, rather than to servicing legacy obligations.
●	Strengthening Financing Discipline – We have locked in a conversion floor price of $5.00 per share for the substantial majority of our outstanding convertible notes and have imposed daily conversion caps to strictly mitigate dilution risk.
●	Focusing on Operating Revenue Growth and Cost Controls – We are intensifying efforts to drive revenue growth and contain costs, thereby reducing our reliance on external financing while steadily advancing our long-term debt reduction targets.

Our EAI ecosystem continues to gain traction, and our underlying fundamentals are improving. Nevertheless, management believes that our current market capitalization does not yet reflect the true potential of our robotics business. Collectively, the above initiatives are expected to optimize our capital structure, unlock business value, and generate sustainable long-term value for our stockholders.

Long-Term Positioning

Faraday Future is solidifying its market position as a leading U.S.-based Physical AI enterprise and the premier full-stack AI-robotics provider in North America. Concurrently, the Company is accelerating its organizational transition into an AI-native business, embedding artificial intelligence across management, financial, and compliance systems to maximize operating leverage. Anchored by its Four-Core Full-Stack AI ecosystem, Phase 2 “Built in USA” domestic assembly, and disciplined Capital Value Restoration Plan, Faraday Future is focused on driving organic revenue growth, clearing historical liabilities, and realigning its public market valuation with the intrinsic worth of its Physical AI technology platform.

EARNINGS WEBCAST

Faraday Future management will host a webcast today, August 13, 2026, at 7:00 p.m. Eastern time (4:00 p.m. Pacific time). Interested investors and other parties can listen to the conference call by either logging into: https://viavid.webcasts.com/starthere.jsp?ei=1772066&tp_key=069a8ec43b or onto the Investor Relations section of the Company’s website at https://investors.ff.com/. A replay of the webcast will be available on the Company’s website shortly thereafter. More detail on FF’s 2026 Q2 earnings, when filed, can be found in our SEC filings and online at https://investors.ff.com/financial-information/sec-filings.

ABOUT FARADAY FUTURE

Founded in 2014, Faraday Future (FF) is a U.S.-based Physical AI ecosystem company dedicated to reshaping the future of robotics and mobility solutions through AI innovation and technologies. FF focuses on two major product strategies within the Embodied AI (EAI) robotics business: EAI humanoid and bionic robots, and EAI automotive-focused robots. By building a “Four-Core Full-Stack AI” ecosystem of EAI Brain, Device, Industry Productivity Solutions and Developer Platform, and Data Factory, FF aims to create an evolutionary flywheel: scaled device delivery, data collection and training, continuous evolution of the EAI Brain, stronger product capability, and even larger-scale delivery and deployment. Through this flywheel, FF seeks to maximize its commercial value and lead to the advancement of Physical AI. For more information, please visit Faraday Future’s official website: https://www.ff.com/

FORWARD LOOKING STATEMENTS

This press release includes “forward looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. When used in this press release, the words “plan to,” “can,” “will,” “should,” “future,” “potential,” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements, which include statements regarding FF’ vehicle business and FF’s entry into the embodied AI robotics market, involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, which could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements.

Important factors, that may affect actual results or outcomes include, among others: the Company’s ability to continue as a going concern and improve its liquidity and financial position; the Company’s ability to pay its outstanding obligations, which it currently lacks; the availability of sufficient share capital to meet its current obligations and execute on its strategy; the willingness of convertible debt investors to fund the Company; demand for the Company’s robotics products; the ability of B2B preorder companies to locate customers to purchase our robotics products, on which their nonbinding preorders substantially depend; competition in the robotics industry, which includes companies with far superior experience, funding and name recognition; the ability of the Company to build an EAI education ecosystem that serves both the B2C consumer market and the B2B institutional education market; the acceptance by teachers and students of the Company’s robotics products in the education market; the ability of the Company to expand into additional markets for its robotics products; the Company’s reliance on a single OEM for most of its robotics products; the Company’s reliance on Chinese OEMs for all of its robotics products; the possibility of the federal government banning imports of Chinese robotics products; the Company’s ability to get the planned robotics products to comply with all applicable U.S. rules and regulations; the ability of the robotics OEM to timely supply robotics to the Company; tariff uncertainty for imported products, particularly from China; demand from automobile dealers for robotics products; the Company’s ability to homologate FX vehicles for sale; the Company’s ability to secure the necessary funding to execute on the FX strategy, which is substantial; the Company’s ability to secure an occupancy certificate covering all of its Hanford facility; the Company’s ability to remediate its material weaknesses in internal control over financial reporting and the risks related to the restatement of previously issued consolidated financial statements; the Company’s limited operating history and the significant barriers to growth it faces; the Company’s history of substantial losses and expectation of continued losses; the success of the Company’s payroll expense reduction plan; the Company’s ability to execute on its plans to develop and market its vehicles and the timing of these development programs; the Company’s estimates of the size of the markets for its vehicles and cost to bring those vehicles to market; the rate and degree of market acceptance of the Company’s vehicles; the Company’s ability to cover future warranty claims; the success of other competing manufacturers; the performance and security of the Company’s vehicles; current and potential litigation involving the Company; the Company’s ability to receive funds from, satisfy the conditions precedent of and close on the various financings described elsewhere by the Company; the result of future financing efforts, the failure of any of which could result in the Company seeking protection under the Bankruptcy Code; the Company’s indebtedness; the Company’s ability to use its “at-the-market” program; insurance coverage; general economic and market conditions impacting demand for the Company’s products; potential negative impacts of a reverse stock split; potential cost, headcount and salary reduction actions may not be sufficient or may not achieve their expected results; circumstances outside of the Company’s control, such as natural disasters, climate change, health epidemics and pandemics, terrorist attacks, and civil unrest; risks related to the Company’s operations in China; the success of the Company’s remedial measures taken in response to the Special Committee findings; the Company’s dependence on its suppliers and contract manufacturer; the Company’s ability to develop and protect its technologies; the Company’s ability to protect against cybersecurity risks; and the ability of the Company to attract and retain employees, any adverse developments in existing legal proceedings or the initiation of new legal proceedings, and volatility of the Company’s stock price. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Company’s Form 10-Q for the quarter ended June 30, 2026; the quarter ended March 31, 2026, filed with the SEC on May 14, 2026, and Form 10-K filed with the SEC on March 31, 2026, and other documents filed by the Company from time to time with the SEC.

Appendix Financial Statements

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$11,196	$34,927
Restricted cash, current	12,537	27
Digital assets	5,213	10,250
Accounts receivable	400	257
Notes receivable, net of allowance for credit losses of zero and $4,555 and as of June 30, 2026, and December 31, 2025, respectively	—	343
Inventory, net (see Note 4)	3,185	3,258
Deposits (see Note 5)	13,368	10,499
Other current assets (see Note 5)	6,241	8,963
Total current assets	52,140	68,524
Restricted cash, non-current	30,152	—
Property, plant and equipment, net	140,026	155,303
Operating lease right-of-use assets, net	14,784	4,950
Intangible assets, net	554	4,639
Goodwill	23,692	25,764
Other non-current assets (see Notes 4 and 5)	18,454	18,682
Total assets	$279,802	$277,862
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$49,444	$57,277
Accrued expenses and other current liabilities (see Note 7)	41,422	45,499
Related party accrued expenses and other current liabilities (see Note 7)	12,669	13,179
Warrant liabilities	768	1,950
Related party accrued interest	18	19,933
Other financing liabilities, current portion	1,063	951
Operating lease liabilities, current portion	864	1,443
Notes payable, current portion	27,977	4,432
Related party notes payable	1,696	3,507
Total current liabilities	135,921	148,171

Other financing liabilities, long term portion	48,587	46,867
Operating lease liabilities, long term portion	12,383	3,471
Notes payable, long term portion	71,951	56,234
Related party notes payable, long term portion	2,505	772
Derivative call options	4,814	10,042
Related party derivative call options	980	2,504
Other liabilities	1,249	2,042
Total liabilities	278,390	270,103

Commitments and Contingencies (Note 12)

Stockholders’ equity (deficit)
Class A Common Stock, 0.0001 par value;448,384,199 and 228,041,297 shares authorized as of June 30, 2026 and December 31, 2025, respectively; 2,401,275 and 1,327,538 shares issued and 2,388,454 and 1,327,538 shares outstanding as of June 30, 2026 and December 31, 2025, respectively (1)	—	—
Class B Common Stock, 0.0001 par value; 4,429,688 shares authorized; 45 shares issued and outstanding as of June 30, 2026 and December 31, 2025 (1)	—	—
Preferred Stock, 0.0001 par value; 22,915,032 and 5,931,000 shares authorized as of June 30, 2026 and December 31, 2025 respectively; zero and one shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Series B Preferred Stock, $0.0001 par value; 12,000,000 and 12,000,000 shares authorized as of June 30, 2026 and December 31, 2025 respectively; 4,948,854 and 7,184,760 shares issued and outstanding as of June 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	4,751,694	4,673,887
Accumulated other comprehensive income	943	3,817
Accumulated deficit	(4,779,927)	(4,705,042)
Total stockholders’ deficit attributable to the Company	(27,290)	(27,338)
Noncontrolling interest	28,702	35,097
Total stockholders’ equity	1,412	7,759
Total liabilities and stockholders’ equity	$279,802	$277,862

(1) Retrospectively adjusted for the effect of the Reverse Stock Split effected on July 24, 2026.

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Revenue	$836	$54	$1,348	$370
Cost of revenue	11,538	26,912	23,428	48,293
Gross profit	(10,702)	(26,858)	(22,080)	(47,923)
Operating expenses
Research and development	4,143	5,004	11,133	11,423
Sales and marketing	2,060	1,873	7,676	4,502
General and administrative	14,305	14,097	23,500	27,771
Loss (Gain) on disposal of property, plant, and equipment	(12)	276	316	320
Impairment of long-lived assets and deposits	—	—	183	—
Impairment of intangible assets, including goodwill	3,629	—	5,701	—
Credit loss expense - short-term note receivable	—	—	143	—
Total operating expenses	24,125	21,250	48,652	44,016
Loss from operations	(34,827)	(48,108)	(70,732)	(91,939)
Change in fair value of notes payable, warrant	1,261	(46,078)	4,032	5,380
Change in fair value of related party notes payable, warrant liabilities, and derivative call options	85	(5,150)	1,524	(5,427)
Loss on settlement of notes payable	(7,845)	(22,458)	(16,276)	(38,378)
Loss on settlement of related party notes	—	(1,860)	—	(3,040)
Loss on settlement of notes receivable	(376)	—	(376)	—
Interest expense	(2,348)	(812)	(4,826)	(3,114)
Net loss on digital assets	(984)	—	(2,930)	—
Other income (expense), net	5,165	(210)	7,417	1,574
Loss before income taxes	(39,869)	(124,676)	(82,167)	(134,944)
Income tax benefit (expense)	906	—	887	(10)
Net loss	(38,963)	(124,676)	(81,280)	(134,954)
Less: Net loss attributable to noncontrolling interest	2,934	—	6,395	—
Net loss attributable to Faraday Future Intelligent Electric Inc.	$(36,029)	$(124,676)	$(74,885)	$(134,954)

Per share information (See Note 16):
Net loss per share of Class A and B Common Stock attributable to common stockholders:
Basic	$(17.38)	$(180.32)	$(42.74)	$(225.41)
Diluted	$(17.38)	$(180.32)	$(42.74)	$(225.41)
Weighted average common shares used in computing net loss per share of Class A and Class B Common Stock (1):
Basic	2,080,711	691,415	1,757,176	598,696
Diluted	2,080,711	691,415	1,757,176	598,696

Total comprehensive loss
Net loss	$(38,963)	$(124,676)	$(81,280)	$(134,954)
Foreign currency translation adjustment	(1,630)	(895)	(2,874)	(589)
Total comprehensive loss	$(40,593)	$(125,571)	$(84,154)	$(135,543)

(1) Retrospectively adjusted for the effect of the Reverse Stock Split effected on July 24, 2026.

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities
Net loss	$(81,280)	$(134,954)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	16,106	37,308
Amortization of operating lease right-of-use assets	1,638	1,296
Non-cash interest expense	2,903	1,815
Loss on digital assets, net	2,930	—
Loss on disposal of property and equipment, net	316	320
Impairment of assets	183	—
Impairment of intangible assets, including goodwill	5,701	—
Stock-based compensation	(300)	1,198
Reserve on inventory	—	3,753
Credit loss expense	143	—
Accrued interest on short-term note receivable	(276)	—
Payments for operating expenses made with digital assets	338	—
Loss on settlement of notes payable	16,276	38,378
Loss on settlement of related party notes payable	—	3,040
Loss on settlement of short-term notes receivable	376	—
Non-cash adjustments to current and non-current assets and liabilities	(5,804)	(295)
Change in fair value of notes payable, warrant liabilities, and derivative liabilities	(4,032)	(5,380)
Change in fair value of related party notes payable, warrant liabilities, and derivative	(1,524)	5,427
Other	(269)	168
Changes in operating assets and liabilities
Accounts receivables	(143)	(645)
Inventory	717	630
Deposits	(2,289)	(2,331)
Accounts payable	(6,415)	(4,059)
Accrued expenses and other current and non-current liabilities	164	11,241
Related party accrued expenses and other current and non-current liabilities	(855)	(11)
Accrued interest expense	—	(96)
Operating lease liabilities	(3,786)	(1,977)
Other current and non-current assets	2,655	1,566
Net cash used in operating activities	(56,527)	(43,608)
Cash flows from investing activities
Purchase of digital assets	(338)	—
Sale of digital assets	2,107	—
Payments for property and equipment	(1,667)	(5,007)
Proceeds from collections of short-term notes receivable	100	—
Net cash provided (used in) investing activities	202	(5,007)
Cash flows from financing activities
Proceeds from notes payable, net of original issuance discount	80,300	48,570
Proceeds from related party notes payable, net of original issuance discount	—	4,601
Proceeds from other financial obligations	—	4,384
Payments of related party notes payable	(204)	(615)
Payments of notes payable and other financing obligations	(582)	(367)
Payments of notes payable issuance costs	(3,140)	(1,521)
Net cash provided by financing activities	76,374	55,052
Effect of exchange rate changes on cash and restricted cash	(1,118)	(350)
Net increase in cash and restricted cash	18,931	6,087
Cash and restricted cash, beginning of period	34,954	7,174
Cash and restricted cash, end of period	$53,885	$13,261

The accompanying notes are an integral part of these Unaudited Condensed Consolidated Financial Statements.

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